The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-162935

Subject to Completion dated January 19, 2010

PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 15, 2010)

3,906,000 Shares

AEGEAN MARINE PETROLEUM NETWORK INC.

Common Stock

We are offering 3,906,000 shares of our common stock, par value, $0.01 per share, or the Common Shares. Our Common Shares include preferred stock purchase rights, as described in the section of the accompanying prospectus entitled “Description of Rights.”

Our Common Shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “ANW.” The last reported sale price of our Common Shares on the NYSE on January 15, 2010 was $31.97 per share.

See “Risk Factors” on page S-10 of this prospectus supplement and page 5 of the accompanying prospectus to read about factors you should consider before buying our Common Shares.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the Common Shares or determined if this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to public	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

To the extent that the underwriters sell more than 3,906,000 Common Shares, the underwriters have the option to purchase up to an additional 585,900 Common Shares from us at the price to public less the underwriting discount.

The underwriters expect to deliver the Common Shares against payment in New York, New York on                 , 2010.

Goldman, Sachs & Co.	Jefferies & Company

BB&T Capital Markets	Dahlman Rose & Company

Clarkson Johnson Rice	Lazard Capital Markets	Stephens Inc.

Prospectus Supplement dated January     , 2010.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the base prospectus. The second part, the base prospectus, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which does not apply to this offering. Generally, when we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the Common Shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find Additional Information” before investing in our Common Shares.

You should rely only on the information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell, and it is not soliciting an offer to buy, (1) any securities other than our Common Shares or (2) our Common Shares in any circumstances or in any jurisdictions where our offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our Common Shares. Our business, financial condition, results of operations and prospects may have materially changed since those dates.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of our Common Shares.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus supplement and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus supplement, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus supplement are derived from management’s examination of historical operating trends, data contained in our records and other data available from third parties. Important assumptions relating to the forward-looking statements include, among other things, assumptions regarding demand for our products, the cost and availability of refined marine fuel from suppliers, pricing levels, the timing and cost of capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. These forward-looking statements should be considered in light of the information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the information under the heading “Risk Factors” in this prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2008. We undertake no obligation to update or revise any forward-looking statements.

In addition to these assumptions and matters discussed herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	contraction of the global credit market and ability to obtain financing;

•	successful integration of business acquisitions;

•	our future operating or financial results;

•	our ability to manage growth;

•	compliance or lack of compliance with various environmental and other applicable laws and regulations;

•	adverse conditions in the shipping or the marine fuel supply industries;

•	changes in the political, economic or regulatory conditions in the markets in which we operate, and the world in general;

S-iii

•	our ability to maintain our business in light of our proposed business and location expansion;

•	our ability to obtain double hull bunkering tankers given the scarcity of such vessels in general;

•	our ability to retain our key suppliers and key customers;

•	our ability to collect accounts receivable;

•	material disruptions in the availability or supply of crude oil or refined petroleum products;

•	changes in the market price of petroleum, including the volatility of spot pricing;

•	our ability to retain and attract senior management and other key employees;

•	our future payment of dividends and the availability of cash for payment of dividends;

•	the occurrence of terrorist attacks, piracy, and international hostilities affecting the shipping industry;

•	our contracts and licenses with governmental entities remaining in full force and effect;

•	increased levels of competition;

•	our future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•	our failure to hedge certain financial risks associated with our business;

•	uninsured losses;

•	our ability to maintain our current tax treatment;

•	our failure to comply with restrictions in our credit agreements;

•	increases in interest rates;

•	the outcome of legal, tax or regulatory proceedings to which we may become a party; and

•	other important factors described from time to time in our filings with the SEC.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes some of the information that is contained later in this prospectus supplement, the accompanying prospectus or in other documents incorporated by reference into this prospectus supplement. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appear later in this prospectus supplement, the accompanying prospectus, any free writing prospectus that may be provided to you in connection with the offering of Common Shares or that are contained in the documents that we incorporate by reference into this prospectus supplement.

Unless the context otherwise requires, as used in this prospectus supplement, the terms “we,” “our,” “us,” and the “Company” refer to Aegean Marine Petroleum Network Inc. and all of its subsidiaries.

We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are an international marine fuel logistics company that markets and physically supplies refined marine fuel and lubricants to ships in port and at sea. As a physical supplier, we procure marine fuel from refineries, major oil producers and other sources and resell and deliver these fuels using our bunkering tankers to a broad base of end users. With service centers in Greece, Gibraltar, the United Arab Emirates, Jamaica, Singapore, Belgium, the United Kingdom, Ghana, Canada, Mexico, Trinidad and Tobago and Morocco, we believe that we are one of a limited number of independent physical suppliers that owns and operates a fleet of bunkering tankers and barges and conducts physical supply operations in multiple jurisdictions. As of January 19, 2010, we own a fleet of 40 bunkering vessels, comprised of 35 double hull and two single hull bunkering tankers, and one double hull and two single hull bunkering barges, with an average cargo-carrying capacity of approximately 5,857 dwt. We provide fueling services to virtually all types of ocean-going and many types of coastal vessels, such as oil tankers, container ships, drybulk carriers, cruise ships, reefers, LNG/LPG carriers, car carriers and ferries. Our customers include a diverse group of ocean-going and coastal ship operators and marine fuel traders, brokers and other users.

We provide our customers with a service that requires sophisticated logistical operations designed to meet their strict fuel quality and delivery scheduling needs. We believe that our extensive experience, management systems and proprietary software systems allow us to meet our customers’ specific requirements when they purchase and take delivery of marine fuels and lubricants around the world; these, together with the capital-intensive nature of our industry and the limited available shipyard capacity for new vessel construction, represent a significant barrier to the entry of competitors. We have devoted our efforts to building a global brand, and believe that our customers recognize our brand as representing high-quality service and products at each of our locations around the world. We use our bunkering tankers in our physical delivery operations and do not generally charter them out to others. We manage our technical vessel operations in-house, which helps us maintain high levels of customer service.

We intend to continue expanding our business and marine fuel delivery capabilities. In July 2008, we acquired a Canada-based marketer and physical supplier of marine fuel with operations in Vancouver, Montreal and Mexico, and in June 2009, we commenced our physical operations in

Trinidad and Tobago. In August 2009, we also commenced operations in Tanger-Med, Morocco. We plan to establish new service centers in other selected locations around the world during the next several years and to pursue acquisition opportunities as a means of expanding our service. As we increase our global presence, we plan to expand our current fleet during the next year by at least 15 new double hull bunkering tankers, on which we have firm orders, and we may purchase additional secondhand vessels in the future.

In certain markets, we have deployed floating storage facilities which enable us to maintain more efficient refueling operations, have more reliable access to a supply of bunker fuel, and deliver a higher quality service to our customers. We own two double hull Panamax tankers, the Fos and Ouranos, with a cargo-carrying capacity of approximately 67,000 dwt each, which we use as floating storage facilities in Ghana and the United Arab Emirates, respectively. We also own one double hull Aframax tanker, the Leader, with a cargo-carrying capacity of approximately 82,000 dwt, which we have positioned in Gibraltar for use as a floating storage facility. In addition, in the United Kingdom, we store our marine fuel in land-based storage tanks with 40,000 metric tons capacity.

In addition to our bunkering operations, we market and distribute marine lubricants under the Alfa Marine Lubricants brand. Alfa Marine Lubricants can be used on most major vessels and reach the same customers as our bunkering business. Alfa Marine Lubricants are currently available in most of our markets. We view this business as complementary to our business of marketing and delivering marine fuel. In February 2009, we entered into an agreement to join the Sealub Alliance Network, a group recently formed by Gulf Oil Marine Ltd. to collaborate in the marketing and distribution of marine lubricants. We plan to expand the distribution of marine lubricants throughout our other service centers and bunkering ports worldwide.

Recent Developments

Acquisition of Verbeke Bunkering Business.    We have entered into a binding heads of agreement to acquire the bunkering business of Verbeke Shipping N.V., or the Verbeke Bunkering Business, including Verbeke Bunkering N.V., or Verbeke Bunkering. Verbeke Bunkering is a leading physical supplier of marine fuel in the Antwerp-Rotterdam-Amsterdam (ARA) region, including surrounding ports of Ghent, Zeebruges, Flushing, Terneuzen, and Sluiskil. The ARA region is the second largest bunkering market, with over 20 million metric tons of marine fuel supplied annually. Verbeke Bunkering operates a fleet of 18 bunkering barges, of which nine are double hull, and provides marine fuel delivery services in port to a diverse group of ship operators as well as marine fuel traders, brokers and other users. For the twelve months ended December 31, 2009, the volume of marine fuel sold by Verbeke Bunkering is expected to total approximately 3.5 million metric tons.

As a result of the transaction, we expect to acquire seven bunkering barges, of which one is double hull; a minority ownership interest in one double hull bunkering barge; and a 10% and a 50% ownership interest in a double hull bunkering barge and a newbuilding double hull bunkering barge to be delivered, respectively. We plan to use one single hull bunkering barge as a floating storage facility and the remaining vessels in the delivery of marine petroleum products. We also expect to assume the charters for nine vessels currently chartered-in by Verbeke Bunkering.

The aggregate purchase price for the Verbeke Bunkering Business will be calculated based on a formula of a basic purchase price of between Euro 30.0 and 35.0 million, to be agreed, adjusted for, among other things, the level of marine fuel inventory and provisions, accounts receivable and accounts payable as of December 31, 2009.

The acquisition of the Verbeke Bunkering Business is subject to the completion of detailed documentation and satisfaction of certain conditions, including:

•	our satisfaction of results of legal, accounting, financial and operational due diligence;

•	the agreement on the basic purchase amount;

•	the receipt of required consents and approvals;

•	the absence of any event reasonably likely to have a material adverse effect on the Verbeke Bunkering Business; and

•	the retention of existing trade and business financing.

In addition, the sellers have the right to rescind the transaction if the purchase price is determined to be lower than Euro 40.0 million, including all adjustments for the level of marine fuel inventory and provisions, accounts receivable and accounts payable. Assuming all the conditions are met, we expect the Verbeke Bunkering Business acquisition to close by the end of the first quarter of 2010.

We intend to use a portion of the net proceeds from this offering to fund the acquisition of the Verbeke Bunkering Business.

New Trade Credit Facility.    On November 19, 2009, our subsidiary, Aegean Marine Petroleum S.A., or AMP, entered into an uncommitted trade credit facility, or our New Trade Credit Facility, with an international commercial lender. Our New Trade Credit Facility is in an amount of $100.0 million, with a sub limit in an amount of $20.0 million for short-term transit and storage financing. Our New Trade Credit Facility has a one-year term. Our New Trade Credit Facility is guaranteed by us and is secured by, among other things, AMP’s assigned receivables and the fuel oil and gas oil stored or to be stored in a storage facility acceptable to the lender and pledged in its favor. Our New Trade Credit Facility contains covenants requiring, among other things, that AMP’s minimum total equity is at least $80.0 million; that we maintain our listing on the NYSE; that our total equity is at least $180.0 million; and that our minimum current ratio will be 1.15 with a minimum working capital need of $50.0 million.

Purchase of a Floating Storage Facility.    On October 14, 2009, our subsidiary, Aegean Ostria Maritime Company, entered into a memorandum of agreement with Aegean Gas Maritime Company, a related company owned and controlled by members of the family of Dimitris Melisanidis, our founder and Head of Corporate Development, for the purchase of a 20,000 dwt double hull bunkering barge, the Mediterranean, used as a floating storage facility. The purchase price of the vessel was $17.0 million. The purchase price of the Mediterranean was determined by disinterested members of our board of directors to be no greater than it would have been with a third party on an arm’s length basis at the time we entered into the memorandum of agreement. We expect to take delivery of the vessel before January 29, 2010. We intend to use a portion of the net proceeds from this offering to fund the acquisition of the Mediterranean.

Purchase of Jamaican Property.    On January 14, 2010, we entered into an agreement with related companies owned and controlled by members of Mr. Melisanidis’ family, for the purchase of property in Jamaica, to be used as a land-based storage facility. The site consists of 25 acres located in Harbor Head, Kingston. The purchase price for the property was $9.8 million. The purchase price of the property was determined by disinterested members of our board of directors to be no greater than it would have been with a third party on an arm’s length basis at the time we entered into the purchase agreement. The closing of the acquisition is subject to a number of conditions precedent, including that we shall have secured the necessary financing. We expect to use a portion of the net proceeds from this offering to fund the acquisition of the Jamaican property. We expect that the Jamaican property will require capital expenditures in the next few years of between $15.0 million and $20.0 million.

Expected Fourth Quarter Earnings.    For the three months ended December 31, 2009, we sold approximately 1.76 million metric tons of marine fuel. As our gross spread on marine petroleum products has not yet been determined, we expect that our earnings per share for the three months ended December 31, 2009, will be between $0.33 and $0.36, adjusted for a one-time non-recurring expense relating to previously capitalized professional fees, or between $0.31 and $0.34, unadjusted.

In this prospectus supplement, we refer to the acquisition of the Verbeke Bunkering Business, the purchase of the floating storage facility and the Jamaican property as our Current Corporate Acquisitions.

Proceedings Involving Dimitris Melisanidis

Our founder, Head of Corporate Development and largest shareholder, Mr. Melisanidis, has been subject to a number of proceedings. There are nine administrative actions that have not been fully adjudicated. These actions were brought by the Greek customs authorities against Mr. Melisanidis for the collection of taxes and customs duties due from allegedly sham bunkering transactions. Two of these actions were decided in favor of Mr. Melisanidis and the remaining ones against him. All of these cases, which involve an aggregate amount at issue of approximately $9.5 million (in U.S. dollars at that time) plus potential penalty interest, were appealed. Two of the nine cases are pending and are scheduled to be heard on January 20, 2010 and one has been heard on January 13, 2010, however, no ruling is expected in any of these three matters for some time. In the remaining six cases, the appellate courts have ruled in favor of the Greek customs authorities in five cases and in one case partially in favor of the Greek customs authorities and partially in favor of Mr. Melisanidis. All these six rulings have been appealed before the State of Council (being the Supreme Administrative Court of Greece). The hearing dates of these appeals have not yet been scheduled.

Mr. Melisanidis has also been involved in a number of other proceedings which were previously disclosed in our public filings.

Our company is not a party to any of these proceedings.

Our Corporate Structure

Aegean Marine Petroleum Network Inc. is a Marshall Islands holding company incorporated on June 6, 2005 under the Republic of the Marshall Islands Business Corporations Act, or the BCA. We maintain our principal marketing and operating offices at 42 Hatzikyriakou Avenue, Piraeus 185 38, Athens, Greece. Our telephone number at that address is 011 30 (210) 458-6200. We also have an executive office to oversee our financial and other reporting functions in New York City at 299 Park Avenue, New York, New York 10171. Our telephone number at that address is (212) 763-5665.

THE OFFERING

Common Shares we are offering	3,906,000 shares.

Option to purchase additional Common Shares	We have granted the underwriters a 30-day option to purchase from us, from time to time, up to an additional 585,900 Common Shares.

Common Shares to be outstanding after this offering(1)	46,915,303 shares.

Use of proceeds	We intend to use the net proceeds from this offering to fund our Current Corporate Acquisitions and for general corporate purposes. See the section entitled “Use of Proceeds.”

Risk factors	Investing in our Common Shares involves substantial risks. Before making an investment decision, you should carefully consider the risks described in the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and page 5 of the accompanying prospectus, and in the documents incorporated by reference herein, including our Annual Report on Form 20-F for the year ended December 31, 2008.

NYSE listing	Our Common Shares are listed on the NYSE, under the symbol “ANW.”

(1)	The number of Common Shares to be outstanding immediately after the closing of this offering is based on 43,009,303 of our Common Shares outstanding as of January 19, 2010. The number of Common Shares excludes (i) 585,900 Common Shares issuable pursuant to the exercise of the underwriters’ option to purchase additional Common Shares; and (ii) 3,474,197 additional Common Shares reserved for issuance under our Amended and Restated 2006 Equity Incentive Plan as of January 19, 2010.

SUMMARY COMBINED AND CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our summary combined and consolidated financial data and other data of our Company. Our Company was formed on June 6, 2005. On September 29, 2005, we acquired all outstanding shares of our subsidiaries in a related transaction, sometimes referred to in this prospectus supplement as the Acquisition. For the purposes of this prospectus supplements, all financial and other information gives retroactive effect to the Acquisition, since the Acquisition took place under circumstances in which all entities involved were under common control. We have also made various significant acquisitions in 2007 and 2008. Please refer to Note 3 to our consolidated financial statements in our Annual Report on Form 20-F for the year ended December 31, 2008, for a discussion of these acquisitions. The summary consolidated balance sheet data in the table as of December 31, 2004, 2005, 2006, 2007 and 2008 and the summary combined and consolidated income statement data for the five years ended December 31, 2008 are derived from our audited combined and consolidated financial statements set forth in our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on April 22, 2009, and incorporated by reference herein. The summary consolidated balance sheet data as of September 30, 2009 and the summary combined and consolidated income statement data for the nine months ended September 30, 2008 and 2009 are derived from our unaudited interim combined and consolidated financial statements. In the opinion of management, such unaudited financial statements reflect all historical and recurring adjustments necessary for a fair presentation of the results for these periods. The following information should be read in conjunction with Item 5—“Operating and Financial Review and Prospects,” the consolidated financial statements and related notes in our Annual Report on Form 20-F for the year ended December 31, 2008, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement. Please refer to the sections entitled “Where You Can Find Additional Information” in this prospectus supplement and in the accompanying prospectus for discussion of these other filings. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2009.

	For the Year Ended December 31,					Nine Months Ended September 30 (unaudited)
	2004	2005	2006	2007	2008	2008	2009
	(in thousands of U.S. dollars, except for share and per share data which are presented in U.S. dollars)
Income Statement Data:
Sales of marine petroleum products	247,436	505,605	790,657	1,345,849	2,768,067	2,217,570	1,630,968
Voyage revenues	14,983	10,450	11,639	5,758	1,379	—	7,390
Other revenues	593	1,275	1,516	1,266	8,526	6,054	5,705

Total revenues	263,012	517,330	803,812	1,352,873	2,777,972	2,223,624	1,644,063

Cost of marine petroleum products sold	222,439	464,801	728,637	1,251,712	2,594,443	2,092,669	1,501,179
Salaries, wages and related costs	5,052	8,958	12,871	24,363	41,666	29,384	34,341
Vessel hire charges	2,436	518	—	—	—	—	—
Depreciation	1,546	2,226	4,240	6,373	12,604	8,998	12,077
Amortization of drydocking costs	386	636	1,684	3,172	3,640	2,626	3,270
Amortization of concession agreement	—	—	—	52	313	234	233
Management fees	183	182	223	54	—	—	—
Gain on sale of vessel	—	—	—	(2,693)	—	—	(4,185)
Other operating expenses	12,348	16,629	25,697	39,042	73,157	53,736	54,055

Operating income	18,622	23,380	30,460	30,798	52,149	35,977	43,093
Write-off of deferred offering costs(1)	—	—	(1,588)	—	—	—	—
Interest and finance costs	(944)	(2,347)	(5,207)	(3,473)	(12,377)	(8,261)	(7,225)
Interest income	13	70	976	1,990	501	342	30
Foreign exchange gains (losses), net	(68)	396	(414)	(1,569)	1,521	(325)	(339)
Income taxes	(6)	(24)	(2)	(8)	(1,879)	(890)	(733)

Net income	17,617	21,475	24,225	27,738	39,915	26,843	34,826

Basic earnings per share(2)	0.58	0.72	0.84	0.65	0.94	0.63	0.82
Diluted earnings per share(2)	0.58	0.72	0.84	0.65	0.94	0.63	0.82
Weighted average number of shares, basic(2)	30,472,827	29,878,398	28,954,521	42,417,111	42,497,450	42,490,780	42,573,082
Weighted average number of shares, diluted(2)	30,472,827	29,878,398	28,954,622	42,505,704	42,625,801	42,643,124	42,601,423
Dividends declared per share(2)	0.28	0.05	0.14	0.04	0.04	0.01	0.01

	As of and for the Year Ended December 31,					Nine Months Ended September 30
	2004	2005	2006	2007	2008	2008	2009
	(in thousands of U.S. dollars, unless otherwise stated)
Balance Sheet Data:
Cash and cash equivalents	3,280	7,602	82,425	1,967	46,927	30,110	50,337
Total assets	78,573	161,359	315,877	566,957	641,907	814,276	908,476
Total debt	26,689	101,236	33,496	208,031	253,621	297,428	385,382
Total liabilities	54,112	151,832	100,878	323,232	356,904	542,602	587,593
Total stockholders’ equity	24,461	9,527	214,999	243,725	285,003	271,674	320,883

Other Financial Data:
Gross spread on marine petroleum products(3)	24,997	40,804	62,020	89,671	160,963	115,332	126,319
Gross spread on lubricants(3)	374	264	455	536	1,298	964	1,985
Gross spread on marine fuel(3)	24,623	40,540	61,565	89,135	159,665	114,368	124,334
Gross spread per metric ton of marine fuel sold (U.S. dollars)(3)	21.1	23.2	26.0	25.9	30.7	31.5	28.0
Net cash provided by (used in) operating activities	17,333	1,475	17,064	(128,128)	136,737	48,892	(70,214)
Net cash used in investing activities	29,360	34,973	55,190	124,692	135,667	108,973	55,749
Net cash provided by financing activities	13,435	37,820	112,949	172,362	43,890	88,224	129,373

Operating Data:
Sales volume of marine fuel (metric tons)(4)(5)	1,169,430	1,746,377	2,367,289	3,437,269	5,200,256	3,631,486	4,444,447
Number of markets served, end of period(5)	3.0	4.0	5.0	6.0	11.0	11.0	14.0
Number of operating bunkering vessels, end of period(6)	9.0	10.0	12.0	17.0	30.0	26.0	35.0
Average number of operating bunkering vessels(6)(7)	6.8	9.0	11.1	13.5	22.7	22.2	32.4
Specialty tankers, end of period		—	—	—	1	1	—
Special purpose vessels, end of period(8)		—	—	—	1	1	1
Floating storage facilities, end of period(9)	—	—	2	2	4	3	4

(1)	On November 17, 2005, we filed a registration statement on Form F-1 in connection with an initial public offering of 10,000,000 Common Shares. In early 2006, we postponed further activities in connection with that offering. Accordingly, during the year ended December 31, 2006, we wrote off $1.6 million, representing all deferred costs incurred in connection with that offering.
(2)	Amounts give effect to the 1.26-for-one stock split effected November 21, 2006 and the 24,184.783-for-one stock split effected November 14, 2005.
(3)	Gross spread on marine petroleum products represents the margin that we generate on sales of marine fuel and lubricants. Gross spread on marine fuel represents the margin that we generate on sales of various classifications of marine fuel oil, or MFO, or marine gas oil, or MGO. Gross spread on lubricants represents the margin that we generate on sales of lubricants. We calculate the gross spreads by subtracting from the sales of the respective marine petroleum product the cost of the marine petroleum product sold and cargo transportation costs. For arrangements in which we physically supply marine petroleum products using our bunkering tankers, costs of marine petroleum products sold represents amounts paid by us for marine petroleum products sold in the relevant reporting period. For arrangements in which marine petroleum products are purchased from our related company, Aegean Oil S.A., or Aegean Oil, cost of marine petroleum products sold represents the total amount paid by us to the physical supplier for marine petroleum products and their delivery to our customers. For arrangements in which we purchase cargos for our floating storage facilities, cargo transportation costs are either included in the purchase price of marine fuels that we paid to the supplier or paid separately by us to a third-party transportation provider.

Gross spread per metric ton of marine fuel sold represents the margins we generate per metric ton of marine fuel sold. We calculate gross spread per metric ton of marine fuel sold by dividing the gross spread on marine fuel by the sales volume of marine fuel. Marine fuel sales do not include sales of lubricants. The following table reflects the calculation of gross spread per metric ton of marine fuel sold for the periods presented:

	For the Year Ended December 31,					Nine Months Ended September 30
	2004	2005	2006	2007	2008	2008	2009
	(in thousands of U.S. dollars, unless otherwise stated)
Sales of marine petroleum products	247,436	505,605	790,657	1,345,849	2,768,067	2,217,570	1,630,968
Less: Cost of marine petroleum products sold	222,439	464,801	728,637	1,251,712	2,594,443	(2,092,669)	(1,501,179)
Less: Cargo transportation costs	—	—	—	4,466	12,661	(9,569)	(3,470)
Gross spread on marine petroleum products	24,997	40,804	62,020	89,671	160,963	115,332	126,319
Less: Gross spread on lubricants	374	264	455	536	1,298	(964)	(1,985)

Gross spread on marine fuel	24,623	40,540	61,565	89,135	159,665	114,368	124,334

Sales volume of marine fuel (metric tons)	1,169,430	1,746,377	2,367,289	3,437,269	5,200,256	3,631,486	4,444,447
Gross spread per metric ton of marine fuel sold (U.S. dollars)	21.1	23.2	26.0	25.9	30.7	31.5	28.0

The following table reconciles our gross spread on marine petroleum products sold to the most directly comparable GAAP measure, operating income, for all periods presented:

	For the Year Ended December 31,					Nine Months Ended September 30
	2004	2005	2006	2007	2008	2008	2009
	(in thousands of U.S. dollars)
Gross spread on marine petroleum products	24,997	40,804	62,020	89,671	160,963	115,332	126,319
Add: Voyage revenues	14,983	10,450	11,639	5,758	1,379	—	7,390
Add: Other revenues	593	1,275	1,516	1,266	8,526	6,054	5,705
Add: Gain on sale of vessel	—	—	—	2,693	—	—	4,185
Add: Cargo transportation costs	—	—	—	4,466	12,661	9,569	3,470
Less: Salaries, wages and related costs	(5,052)	(8,958)	(12,871)	(24,363)	(41,666)	(29,384)	(34,341)
Less: Vessel hire charges	(2,436)	(518)	—	—	—	—	—
Less: Depreciation	(1,546)	(2,226)	(4,240)	(6,373)	(12,604)	(8,998)	(12,077)
Less: Amortization	(386)	(636)	(1,684)	(3,224)	(3,953)	(2,860)	(3,503)
Less: Management fees	(183)	(182)	(223)	(54)	—	—	—
Less: Other operating expenses	(12,348)	(16,629)	(25,697)	(39,042)	(73,157)	(53,736)	(54,055)

Operating income	18,622	23,380	30,460	30,798	52,149	35,977	43,093

The amount that we have to pay for marine petroleum products to fulfill a customer order has been the primary variable in determining the prices quoted to customers. Therefore, we evaluate gross spread per metric ton of marine fuel sold and gross spread on marine petroleum products in pricing individual transactions and in long-term strategic pricing decisions. We actively monitor our pricing and sourcing strategies in order to optimize our gross spread on marine petroleum products. We believe that this measure is important to investors because it is an effective intermediate performance measure of the strength of our operations.

Gross spread on marine petroleum products (including gross spread on marine fuel and gross spread on lubricants) and gross spread per metric ton of marine fuel sold should not be considered as alternatives to operating income, net income or other GAAP measures and may not be comparable to similarly titled measures of other companies. Gross spread on marine petroleum products and gross spread per metric ton of marine fuel sold do not reflect certain direct and indirect costs of delivering marine petroleum products to our customers (such as crew salaries, vessel depreciation, storage costs, other vessel operating expenses and overhead costs) or other costs of doing business.

For all periods presented, we purchased marine petroleum products in Greece from our related company, Aegean Oil, which is a physical supplier in Greece. The cost of these marine petroleum products was contractually calculated based on Aegean Oil’s actual cost of these products plus a margin.

(4)

The sales volume of marine fuel is the volume of sales of various classifications of MFO and MGO for the relevant period and is denominated in metric tons. We do not use the sales volume of lubricants as an indicator. The sales volume of marine fuel includes the volume of sales made to the United States Navy, which individually accounted for approximately 24% and 3% of our total revenues for the years ended December 31, 2004 and 2005, respectively. Sales to the United States Navy comprised less than 1% of our total revenues for the years ended December 31, 2006, 2007 and 2008.

(5)	The number of markets served includes our operations at our service centers in the United Arab Emirates, Gibraltar, Jamaica, Singapore, Northern Europe, West Africa, Vancouver, Portland (U.K.), Trinidad and Tobago (Southern Caribbean), Tangiers (Morocco), and Greece, where we conduct operations through our related company, Aegean Oil, as well as our trading operations in Montreal and Mexico. The number of markets served is an indicator of the geographical distribution of our operations and affects both the amount of revenues and expenses that we record during a given period.
(6)	Bunkering vessels includes both bunkering tankers and barges. This data does not include our special purpose vessel, the Orion, a 500 dwt tanker, which is based in our Greek market.
(7)	Average number of operating bunkering vessels is the number of operating bunkering vessels in our fleet for the relevant period, as measured by the sum of the number of days each bunkering tanker or barge was used as a part of our fleet during the period divided by the cumulative number of calendar days in the period multiplied by the number of operating bunkering tankers at the end of the period. This figure does not take into account non-operating days due to either scheduled or unscheduled maintenance.
(8)	Special Purpose Vessels consists of the Orion.
(9)	This figure includes our two Panamax tankers, the Ouranos and the Fos, one Aframax tanker, the Leader, and one general purpose tanker, the Aegean IX, used as floating storage facilities in the United Arab Emirates, Ghana, Gibraltar and Jamaica, respectively. On November 18, 2009, we signed a memorandum of agreement with a third-party purchaser for the sale of the Aegean IX. The vessel was delivered on December 8, 2009.

The ownership of floating storage facilities allows us to mitigate the risk of supply shortages. Generally, storage costs are included in the price of refined marine fuel quoted by local suppliers. We expect that the ownership of floating storage facilities will allow us to convert the variable costs of a storage fee mark-up per metric ton quoted by suppliers into fixed costs of operating our own storage facilities, thus enabling us to spread larger sales volumes over a fixed cost base and to decrease our refined fuel costs.

RISK FACTORS

An investment in our Common Shares involves a high degree of risk, including the risks described below and in the accompanying prospectus and the documents incorporated by reference herein. Our business, financial condition, and results of operations could be materially and adversely affected by any of these risks. The trading price of our Common Shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face described in the accompanying prospectus and the documents incorporated by reference herein.

Before you decide to invest in our Common Shares, you should carefully consider the risks described below and the risks and discussion of risks under the heading “Risk Factors” beginning on page 5 of the accompanying prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on April 22, 2009, as well as other information included in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement that summarize the risks that may materially affect our business. Please refer to the sections entitled “Where You Can Find Additional Information” in this prospectus supplement and in the accompanying prospectus for discussions of these other filings.

Risks Related to this Offering

We may invest or spend the proceeds of this offering in ways with which you may not agree.

We have broad discretion in the way we invest or spend the proceeds of this offering. We intend to use the net proceeds from this offering to fund our Current Corporate Acquisitions and for general corporate purposes. However, there are a number of conditions to the consummation of our Current Corporate Acquisitions. Because of the number and variability of factors that determine our use of offering proceeds, the actual uses may vary substantially from our current intentions to use net proceeds from this offering as described in the section of this prospectus supplement entitled “Use of Proceeds.” The net proceeds may be applied in ways with which you may not agree, and to the extent not used, may result in an excess of capital. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable.

Future sales of our Common Shares could cause the market price of our Common Shares to decline.

The market price of our Common Shares could decline due to sales, or the announcements of proposed sales, of a large number of Common Shares in the market, including sales of Common Shares by our large shareholders, or the perception that these sales could occur. These sales, or the perception that these sales could occur, could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of Common Shares.

In connection with this offering, we, our directors and executive officers and Leveret International Inc. have agreed, subject to agreed upon exceptions, not to sell, offer or contract to sell any Common Shares without the prior written consent of Goldman, Sachs & Co. and Jefferies & Company, Inc. for a period of 60 days after the date of this prospectus supplement. None of our other officers or other shareholders have entered into any such lock-up agreement.

Our amended and restated articles of incorporation authorize our board of directors to, among other things, issue additional shares of common or preferred stock or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our Common Shares in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our Common Shares have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of              Common Shares in this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be $             (or $             if the underwriters exercise in full their option to purchase additional Common Shares). We intend to use the net proceeds from this offering to fund our Current Corporate Acquisitions and for general corporate purposes. See the section entitled “Prospectus Supplement Summary—Recent Developments” for a discussion of our Current Corporate Acquisitions.

PRICE RANGE OF COMMON SHARES

The trading market for our Common Shares is the NYSE, on which our Common Shares are listed under the symbol “ANW.” The following table sets forth the high and low prices for our Common Shares since our initial public offering of Common Shares at $14.00 per share on December 8, 2006, as reported by the NYSE:

	Sales Price
For the Period	High	Low
Fiscal Year Ended December 31, 2006(1)	$17.44	$14.53
Fiscal Year Ended December 31, 2007	$48.63	$13.70
Fiscal Year Ended December 31, 2008	$44.43	$7.62
First quarter	$40.18	$22.23
Second quarter	$44.43	$34.35
Third quarter	$40.00	$19.22
Fourth quarter	$22.30	$7.62

Fiscal Year Ended December 31, 2009
First quarter	$20.39	$13.39
Second quarter	$18.51	$11.82
Third quarter	$23.90	$15.04
July	$18.10	$15.04
August	$23.90	$16.83
September	$23.32	$19.73
Fourth quarter	$28.36	$20.70
October	$25.56	$20.70
November	$28.25	$22.68
December	$28.36	$25.37

(1)	For the period commencing December 8, 2006 through December 31, 2006.

On January 15, 2010, the last reported closing sale price for our Common Shares on the NYSE was $31.97 per share.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2009:

•	on an actual basis;

•

on an as adjusted basis to give effect to the following transactions which occurred subsequent to September 30, 2009: the additional drawdown of overdraft amounting to $22.9 million, the additional drawdown of $6.2 million to fund the purchase of newbuildings, the repayment of long-term loans amounting to $1.8 million and the cash dividend of $0.4 million ($0.01 per share) paid on December 3, 2009; and

•

on an as further adjusted basis giving effect to the receipt of the estimated net proceeds of $             from the sale of our Common Shares in this offering (assuming no exercise of the underwriters’ option to purchase additional Common Shares) at the public offering price of $             per share, after deducting underwriting discounts and estimated offering expenses payable by us.

There have been no significant changes to our capitalization since September 30, 2009, as so adjusted. You should read this capitalization table together with the condensed consolidated financial statements and related notes for the nine months ended September 30, 2009, included in our current report on Form 6-K, filed with the SEC, on November 12, 2009.

	As of September 30, 2009
	Actual	As adjusted	As further adjusted
	(in thousands of U.S. dollars)
Debt:
Short term borrowings(1)	53,100	76,000	76,000
Long-term debt, including current portion(1)	332,282	336,697	336,697

Total debt	$385,382	$412,697	$412,697

Stockholders’ equity:
Common stock, $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 43,009,303 actual, 43,009,303 as adjusted and 46,915,303 as further adjusted(2)	426	426
Additional paid-in capital	$193,210	$193,210
Retained earnings	$127,247	$126,817

Total stockholders’ equity	$320,883	$320,453

Total capitalization	$706,265	$733,150

(1)	All of our indebtedness is secured and guaranteed. Please refer to (i) Item 5B of our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on April 22, 2009, entitled “Liquidity and capital resources—Credit Facilities” and (ii) Note 7 of our consolidated financial statements for the nine months ended September 30, 2009, contained in our current report on Form 6-K, filed with SEC on November 12, 2009, for a discussion of security and guarantees.
(2)	The number of Common Shares excludes (i) 585,900 Common Shares issuable pursuant to the exercise of the underwriters’ option to purchase additional Common Shares; and (ii) 3,474,197 additional Common Shares reserved for issuance under our Amended and Restated 2006 Equity Incentive Plan as of January 19, 2010.

DESCRIPTION OF THE COMMON SHARES

Please refer to the section entitled “Description of Capital Stock” on page 11 of the accompanying prospectus for a summary description of our Common Shares being offered hereby.

We entered into a Stockholders Rights Agreement, or the Agreement, with Computershare Trust Company, N.A., as Rights Agent, dated as of August 14, 2009. Under the Agreement, we declared a dividend payable of one preferred stock purchase right, or Right, for each outstanding Common Share, to our shareholders of record at the close of business on August 14, 2009. Please refer to the section entitled “Description of Rights” on page 16 of the accompanying prospectus for a summary description of the Rights.

TAX CONSIDERATIONS

In addition to the tax considerations described below, you should carefully read the discussion of the principal U.S. federal income tax, Greek, Marshall Islands and Liberian tax considerations associated with our operations and the acquisition, ownership and disposition of our Common Shares set forth in Item 10E of our Annual Report on Form 20-F for the year ended December 31, 2008, entitled “Additional Information—Taxation,” which provides certain additional information that may be relevant to an investment decision by a U.S. Holder or a Non-U.S. Holder (as each term is defined in the discussion included in our Annual Report on Form 20-F). In the event the U.S. Internal Revenue Service, or the IRS, were to find or we otherwise conclude that we are or have been a passive foreign investment company, or PFIC, for any taxable year, we intend to notify the investing public of such finding via a press release and to make pertinent tax information available via our public website http://www.ampni.com. This web address is provided as an inactive textual reference only and does not constitute a part of this prospectus supplement.

Passive Foreign Investment Company Status

Based on our operations during 2009, we do not believe that we were a PFIC for the taxable year ending on December 31, 2009, and we do not expect to be treated as a PFIC in the future.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to a non-corporate U.S. Holder will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if a non-corporate U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If a Non-U.S. Holder sells its common stock to or through a U.S. office or broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless such holder certifies, under penalties of perjury, that it is a non-U.S. person or otherwise establishes an exemption. If a Non-U.S. Holder sells its common stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such holder outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to a Non-U.S. Holder outside the United States, if such holder sells its common stock through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States.

Backup withholding is not an additional tax. Rather, a holder generally may obtain a refund of any amounts withheld under backup withholding rules that exceed its U.S. federal income tax liability by timely filing a refund claim with the IRS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the Common Shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Common Shares indicated in the following table. Goldman, Sachs & Co. and Jefferies & Company, Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Jefferies & Company, Inc.
Dahlman Rose & Company, LLC
Stephens Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Johnson Rice & Company L.L.C.
Lazard Capital Markets LLC

Total	3,906,000

The underwriters are committed to take and pay for all of the Common Shares being offered, if any are taken, other than the Common Shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 585,900 Common Shares from us. They may exercise that option for 30 days. If any Common Shares are purchased pursuant to this option, the underwriters will severally purchase Common Shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 585,900 additional Common Shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Common Shares sold by the underwriters to the public will initially be offered at the price to public set forth on the cover of this prospectus supplement. Any Common Shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the price to public. If all the Common Shares are not sold at the price to public, the representatives may change the offering price and the other selling terms. The offering of the Common Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our executive officers and directors and Leveret International Inc. have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Common Shares or securities convertible into or exchangeable for Common Shares during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. and Jefferies & Company, Inc. This agreement does not apply to any existing employee benefit plans.

In connection with the offering, the underwriters may purchase and sell Common Shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of Common Shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Common Shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Common Shares or purchasing Common Shares in the open market. In determining the source of Common Shares to close out the covered short position, the underwriters will consider, among other things, the price of Common Shares available for purchase in the open market as compared to the price at which they may purchase additional Common Shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing Common Shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Common Shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Common Shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the our stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Common Shares. As a result, the price of the Common Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act.

NOTICE TO INVESTORS

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Common Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Common Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Common Shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Common Shares to the public” in relation to any Common Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Common Shares to be offered so as to enable an investor to decide to purchase or subscribe the Common Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Common Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Common Shares in, from or otherwise involving the United Kingdom.

The Common Shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Common Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Common Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Common Shares may not be circulated or distributed, nor may the Common Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Common Shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Common Shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Our Common Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, in connection with this offering, which we will be required to pay.

NYSE supplemental listing fee	$20,000
FINRA filing fee	$20,599
Legal fees and expenses	$200,000
Accounting fees and expenses	$120,000
Printing and engraving costs	$75,000
Transfer agent fees	$2,500
Blue Sky fees and expenses	$7,500
Other fees and expenses	$54,401

Total	$500,000

All amounts are estimated except the FINRA filing fee.

LEGAL MATTERS

Certain legal matters regarding the Common Shares offered by this prospectus supplement will be passed upon for us by Seward & Kissel LLP, New York, New York as to matters of United States and Marshall Islands law. Certain legal matters regarding the Common Shares will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York New York as to matters of United States law.

EXPERTS

The consolidated financial statements of Aegean Marine Petroleum Network Inc. as of December 31, 2007 and 2008, and for each of the three years in the period ended December 31, 2008, incorporated by reference into this prospectus supplement by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2008 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 have been audited by Deloitte. Hadjipavlou Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement including exhibits and schedules thereto on Form F-3 under the Securities Act with respect to the Common Shares offered hereby. This prospectus supplement, which forms a part of the registration statement, does not contain all of the information in the registration statement, as permitted by SEC rules and regulations. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the registration statement. In addition, we are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically, which you can access over the internet at http://www.sec.gov.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with, or furnish to, it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC before all of the securities offered by this prospectus are sold will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document. Please see the section of the accompanying prospectus entitled “Where You Can Find Additional Information” for a list of the documents that we have filed with, or furnished to, the SEC and that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and any current reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement that state they are incorporated by reference into our registration statement on Form F-3 (Registration No. 333-162935), filed with the SEC on November 6, 2009, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or prospectus supplement.

We will provide without charge to each person to whom this prospectus is delivered a copy of any or all of the foregoing documents, and any other documents that are incorporated herein by reference (other than exhibits, unless those exhibits are specifically incorporated by reference into those documents) upon written or oral request. Requests for those documents should be directed to our principal executive office at the following address:

Aegean Marine Petroleum Network Inc.

42 Hatzikyriakou Avenue

185 38 Piraeus

Athens, Greece

Tel: 011 30 210 458-6200

Attn: Corporate Secretary

PROSPECTUS

$125,000,000

AND

3,250,000 SHARES OF COMMON STOCK,

INCLUDING RELATED PREFERRED STOCK PURCHASE RIGHTS

AEGEAN MARINE PETROLEUM NETWORK INC.

Through this prospectus, we may periodically offer:

(1) shares of our common stock, including related preferred stock purchase rights,

(2) shares of our preferred stock;

(3) our debt securities,

(4) our warrants,

(5) our purchase contracts, and

(6) our units,

having an aggregate initial offering price of up to $125,000,000.

In addition, our selling shareholders, who will be named in a supplement to this prospectus, may offer and sell from time to time pursuant to this registration statement up to 3,250,000 shares of common stock (including related preferred stock purchase rights) that were previously acquired in private transactions. We will not receive any of the proceeds from the sale of the shares of common stock (including related preferred stock purchase rights) by the selling shareholders.

The prices and other terms of the securities that we or any selling shareholder will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Shares of our common stock are currently listed on the New York Stock Exchange under the symbol “ANW.”

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 5 of this prospectus, contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 15, 2010

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, we may sell shares of our common stock (including related preferred stock purchase rights), shares of our preferred stock, debt securities, warrants, purchase contracts and units from time to time in one or more offerings. In addition, our selling shareholders may offer and sell shares of our common stock (including related preferred stock purchase rights) from time to time using this prospectus or any prospectus supplement. This prospectus only provides you with a general description of the securities we or any selling shareholder may offer. Each time we or a selling shareholder offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This section summarizes some of the information that is contained later in this prospectus or in other documents incorporated by reference into this prospectus. As an investor or prospective investor, you should review carefully the risk factors and the more detailed information that appears later in this prospectus or is contained in the documents that we incorporate by reference into this prospectus.

Unless the context otherwise requires, as used in this prospectus, the terms “we,” “our,” “us,” and the “Company” refer to Aegean Marine Petroleum Network Inc. and all of its subsidiaries.

We use the term deadweight, or “dwt,” in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

Our Company

We are an international marine fuel logistics company that markets and physically supplies refined marine fuel and lubricants to ships in port and at sea. As a physical supplier, we procure marine fuel from refineries, major oil producers and other sources and resell and deliver these fuels using our bunkering tankers to a broad base of end users. With service centers in Greece, Gibraltar, the United Arab Emirates, Jamaica, Singapore, Belgium, the United Kingdom, Ghana, Canada, Mexico, Trinidad and Tobago, and Morocco, we believe that we are one of a limited number of independent physical suppliers that owns and operates a fleet of bunkering tankers and barges and conducts physical supply operations in multiple jurisdictions. As of December 4, 2009, we own a fleet of 40 bunkering vessels, comprised of 35 double hull and two single hull bunkering tankers, and one double hull and two single hull bunkering barges with an average cargo-carrying capacity of approximately 5,857 dwt. We provide fueling services to virtually all types of ocean-going and many types of coastal vessels, such as oil tankers, container ships, drybulk carriers, cruise ships, reefers, LNG/LPG carriers, car carriers and ferries. Our customers include a diverse group of ocean-going and coastal ship operators and marine fuel traders, brokers and other users.

We provide our customers with a service that requires sophisticated logistical operations designed to meet their strict fuel quality and delivery scheduling needs. We believe that our extensive experience, management systems and proprietary software systems allow us to meet our customers’ specific requirements when they purchase and take delivery of marine fuels and lubricants around the world; this, together with the capital intensive nature of our industry and the limited available shipyard capacity for new vessel construction, represents a significant barrier to the entry of competitors. We have devoted our efforts to building a global brand, and believe that our customers recognize our brand as representing high quality service and products at each of our locations around the world. We use our bunkering tankers in our physical delivery operations and do not generally charter them out to others. We manage our technical vessel operations in-house, which helps us maintain high levels of customer service.

We intend to continue expanding our business and marine fuel delivery capabilities. In July 2008, we acquired a Canada-based marketer and physical supplier of marine fuel with operations in Vancouver, Montreal and Mexico, and in June 2009, we commenced our physical operations in Trinidad and Tobago. In August 2009, we also commenced operations in Tanger-Med, Morocco. We plan to establish new service centers in other selected locations around the world during the next several years and to pursue acquisition opportunities as a means of expanding our service. As we increase our global presence, we plan to expand our current fleet during the next year by at least 16 new double hull bunkering tankers, on which we have firm orders, and we may purchase additional secondhand vessels in the future.

In certain markets, we have deployed floating storage facilities which enable us to maintain more efficient refueling operations, have more reliable access to a supply of bunker fuel, and deliver a higher quality service to our customers. We own two double hull Panamax tankers, the Fos and Ouranos, with a cargo-carrying capacity of approximately 67,000 dwt each, which we use as floating storage facilities in Ghana and the United Arab Emirates, respectively. We also own one double hull Aframax tanker, the Leader, with a cargo-carrying capacity of approximately 82,000 dwt, which we have positioned in Gibraltar for use as a floating storage facility. In Jamaica, we use our 5,000 dwt tanker, the Aegean IX, as a floating storage facility. In addition, in the United Kingdom, we store our marine fuel in land-based storage tanks with 40,000 metric tons capacity.

In addition to our bunkering operations, we market and distribute marine lubricants under the Alfa Marine Lubricants brand. Alfa Marine Lubricants can be used on most major vessels and reach the same customers as our bunkering business. Alfa Marine Lubricants are currently available in most of our markets. We view this business as complementary to our business of marketing and delivering marine fuel. In February 2009, we entered into an agreement to join the Sealub Alliance Network, a group recently formed by Gulf Oil Marine Ltd. to collaborate in the marketing and distribution of marine lubricants. We plan to expand the distribution of marine lubricants throughout our other service centers and bunkering ports worldwide.

The Securities We or any Selling Shareholder May Offer

We may use this prospectus to offer our:

•	shares of common stock, including related preferred stock purchase rights,

•	shares of preferred stock,

•	debt securities,

•	warrants,

•	purchase contracts, and

•	units.

In addition, our selling shareholders, who will be named in a supplement to this prospectus, may offer and sell from time to time pursuant to this registration statement up to 3,250,000 shares of common stock (including related preferred stock purchase rights).

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities that we or any selling shareholder may offer and may describe certain risks in addition to those set forth below associated with an investment in the securities.

Our Corporate Structure

Aegean Marine Petroleum Network Inc. is a Marshall Islands holding company incorporated on June 6, 2005 under the Republic of the Marshall Islands Business Corporations Act, or the BCA. We maintain our principal marketing and operating offices at 42 Hatzikyriakou Avenue, Piraeus 185 38, Athens, Greece. Our telephone number at that address is 011 30 (210) 458-6200. We also have an executive office to oversee our financial and other reporting functions in New York City at 299 Park Avenue, New York, New York 10171. Our telephone number at that address is (212) 763-5665.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2008, and the documents we have incorporated by reference in this prospectus that summarize the risks that may materially affect our business before making an investment in our securities. Please see the section of this prospectus entitled “Where You Can Find Additional Information—Information Incorporated by Reference.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words “anticipate,” “believe,” “expect,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” and similar expressions identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Important assumptions relating to the forward-looking statements include, among other things, assumptions regarding demand for our products, the cost and availability of refined marine fuel from suppliers, pricing levels, the timing and cost of capital expenditures, competitive conditions, and general economic conditions. These assumptions could prove inaccurate. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these assumptions and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	our future operating or financial results;

•	our future payment of dividends and the availability of cash for payment of dividends;

•	our ability to retain and attract senior management and other key employees;

•	our ability to manage growth;

•	our ability to maintain our business in light of our proposed business and location expansion;

•	our ability to obtain double hull bunkering tankers given the scarcity of such vessels in general;

•	the outcome of legal, tax or regulatory proceedings to which we may become a party;

•	adverse conditions in the shipping or the marine fuel supply industries;

•	our ability to retain our key suppliers and key customers;

•	our contracts and licenses with governmental entities remaining in full force and effect;

•	material disruptions in the availability or supply of crude oil or refined petroleum products;

•	changes in the market price of petroleum, including the volatility of spot pricing;

•	increased levels of competition;

•	compliance or lack of compliance with various environmental and other applicable laws and regulations;

•	our ability to collect accounts receivable;

•	changes in the political, economic or regulatory conditions in the markets in which we operate, and the world in general;

•	our future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

•	our failure to hedge certain financial risks associated with our business;

•	uninsured losses;

•	our ability to maintain our current tax treatment;

•	our failure to comply with restrictions in our credit agreements;

•	increases in interest rates; and

•	other important factors described from time to time in our filings with the SEC.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the preceding five fiscal years and the nine months ended September 30, 2009.(1)

(Expressed in thousands of U.S. dollars)		Year Ended December 31,				Nine Months Ended September 30, 2009
	2004	2005	2006	2007	2008
Earnings
Pre-tax income from continuing operations	$17,623	21,499	24,227	27,746	41,794	35,559
Add: Fixed charges	872	2,013	5,891	4,420	14,078	7,568

	18,495	23,512	30,118	32,166	55,872	43,127
Less: Interest capitalized	—	155	1,295	2,314	2,868	1,457

Total Earnings	$18,495	23,357	28,823	29,852	53,004	41,670

Fixed Charges
Interest expensed and capitalized	$682	1,936	5,618	4,040	12,879	6,628
Amortization and write-off of capitalized expenses related to indebtedness	133	18	171	233	830	499
Interest portion of rental expense	57	59	102	147	369	441

Total Fixed Charges	$872	2,013	5,891	4,420	14,078	7,568

Ratio of Earnings to fixed Charges	21.2	11.6	4.9	6.8	3.8	5.5

(1)	We have not issued any shares of preferred stock as of the date of this prospectus.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

We will not receive any proceeds from sales by selling shareholders.

CAPITALIZATION

A prospectus supplement will include information on our consolidated capitalization.

PLAN OF DISTRIBUTION

We or any selling shareholder may sell or distribute the securities included in this prospectus and the selling shareholders may sell shares of our common stock through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we or the selling shareholders may sell some or all of our securities included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we or the selling shareholders may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any selling shareholder may enter into hedging transactions with respect to our securities. For example, we or any selling shareholder may:

•	enter into transactions involving short sales of our shares of common stock by broker-dealers;

•	sell shares of common stock short themselves and deliver the shares to close out short positions;

•

enter into option or other types of transactions that require us or any selling shareholder to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We or any selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any selling shareholder or borrowed from us, any selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any selling shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf or the behalf of the selling shareholders that participate with us or the selling shareholders in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the New York Stock Exchange, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities being registered under this registration statement.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us or any selling shareholder for the sale of any securities.

E NFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company and our principal administrative offices are located outside the United States in Piraeus, Greece. A majority of our directors, officers and the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws.

SELLING SHAREHOLDERS

Our selling shareholders, who will be named in a supplement to this prospectus, may offer and sell from time to time pursuant to this registration statement up to 3,250,000 shares of common stock (including related preferred stock purchase rights) that were previously acquired in private transactions related to our initial capitalization prior to our initial public offering and subsequent grants of restricted shares of our common stock pursuant to our Amended and Restated 2006 Equity Incentive Plan. We will not receive any of the proceeds from the sale of the shares of common stock (including related preferred stock purchase rights) by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our amended and restated articles of incorporation, or the Articles, and our amended and restated bylaws, or the Bylaws, that are filed as exhibits to our registration statement on Form F-1 (Registration No. 333-129768) which is incorporated by reference herein. The BCA may also affect the terms of these securities. The terms we have summarized below will apply generally to any future shares of common stock or preferred stock that we may offer. The terms of any common stock or preferred stock we offer under a prospectus supplement may differ from the terms we describe below, in which event we will describe the particular terms of any series of these securities in more detail in such prospectus supplement.

Authorized Capitalization

Under our Articles, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 42,588,505 shares were issued and outstanding as of the date of this prospectus and 25,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding as of the date of this prospectus. All of our shares of stock are in registered form.

Common Stock

As of the date of this prospectus, we have 42,588,505 shares of common stock outstanding out of 100,000,000 shares authorized to be issued. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of shares of our preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of shares of our common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of shares of our common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Share History

Share Issuance and Repurchase

In June 2005, we issued 30,472,827 shares of common stock (as restated for the split-ups of shares of common stock, described below), with a $0.01 par value per share, to Leveret International Inc., or Leveret, a Liberian company controlled by Mr. Dimitris Melisanidis, our founder and Head of Corporate Development, in connection with our initial capitalization.

In October 2005, we acquired from Leveret 8% of our total then-issued and outstanding shares of common stock, representing the entire interests in Leveret of members of Mr. Melisanidis’ family (other than Mr. Melisanidis himself) for a price of $35.0 million. Those shares were cancelled upon repurchase, in accordance with a resolution of our board of directors. The repurchased shares represented the entire beneficial ownership of those members of Mr. Melisanidis’ family. The excess of the purchase price over the par value of the acquired shares is reflected first as a deduction from additional paid-in capital and, upon exhaustion of the balance of additional paid-in capital, as a deduction from retained earnings.

Stock Split-ups

In November 2005, we effected a stock split-up in the form of a dividend. The stock dividend declared and paid, of 22,249,080 shares of our common stock, was distributed to our sole shareholder, Leveret. In November 2006, we effected a stock split-up in the form of a dividend. The stock dividend declared and paid, of 5,785,000 shares of our common stock, was distributed to our shareholders as of that date, on a pro-rata basis.

The combined and consolidated financial statements for all periods presented give retroactive effect to the above-described share issuance and split-ups of shares of our common stock.

Initial Public Offering

In December 2006, we completed our initial public offering in the United States under the Securities Act. In this respect, 14,375,000 shares of our common stock were issued for $14.00 per share. The proceeds of the initial public offering, net of underwriting commissions of $14,088,000 and net of offering expenses of $1,953,000 amounted to $185,209,000.

Restricted Share Awards

Since our initial public offering in December 2006, we granted an aggregate amount of 590,336 restricted shares of common stock pursuant to our Amended and Restated 2006 Equity Incentive Plan, or the Plan, to certain of our executive officers, employees and non-executive directors. We have reserved a total of 4,053,500 shares of common stock for issuance under the Plan.

Share Issuance

In October 2007, we issued 20,000 restricted shares of common stock as a capital contribution to our wholly-owned subsidiary Aegean Holdings S.A., which then transferred these shares to certain shareholders of Bunkers at Sea NV in connection with our acquisition of Bunkers at Sea NV. In July 2008, we issued 8,000 restricted shares of common stock in connection with our acquisition of I.C.S. Petroleum Ltd.

Preferred Stock

Under the terms of our Articles, our board of directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of preferred stock. The material terms of any series of preferred stock that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of shares of preferred stock in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred stock are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without stockholder approval, cause us to issue shares of preferred stock which have voting, conversion and other rights that could adversely affect the holders of shares of our common stock or make it more difficult to effect a change in control. Shares of our preferred stock could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, shares of our preferred stock could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of shares of our common stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management.

Directors

Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Our board of directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The board of directors may change the number of directors only by a vote of not less than 66 2/3% of the entire board of directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Bylaws provide that a contract or transaction between us and one or more of our directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of its directors or officers are our directors or officers, or have a financial interest, will not be void or voidable, if (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or its committee and the board of directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as provided in the BCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to the relationship or interest are disclosed to the shareholders, and the contract or transaction is specifically approved in good faith by the vote of the shareholders; or (iii) the contract or transaction is fair to us as of the time it is authorized, approved or ratified, by the board of directors, its committee or the shareholders.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any plan of merger or consolidation to which we are a party or sale or exchange of all or substantially all of our property and assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights with respect to those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company’s shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of shares of our common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles of Incorporation and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares of common stock or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Blank Check Preferred Stock

Our Articles authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•

prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•

at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of shares of our common stock under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our board of directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, shareholders are prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The BCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the board of directors shall be divided into three classes;

•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 70% of the entire board of directors;

•

the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the Company may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and

•

the Company shall indemnify directors and officers to the full extent permitted by law, and the company shall advance certain expenses (including attorneys’ fees and disbursements and court costs) to the directors and officers.

For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year’s annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

DESCRIPTION OF RIGHTS

We entered into a Stockholders Rights Agreement, or the Agreement, with Computershare Trust Company, N.A., as Rights Agent, as of August 14, 2009. Under the Agreement, we declared a dividend payable of one preferred stock purchase right, or Right, for each outstanding share of our common stock, to our stockholders of record at the close of business on August 14, 2009. Each Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of our Series A Participating Preferred Stock, par value $0.01 per share. The Rights will separate from the common stock and become exercisable after the earlier of (1) the 10th day (or such later date as determined by our board of directors) after public announcement that a person or group acquires ownership of 15% or more of the shares of our common stock or (2) the 10th business day (or such later date as determined by the our board of directors) after a person or group announces a tender or exchange offer, which would result in that person or group holding 15% or more of the shares of our common stock. On the distribution date, each holder of a Right will be entitled to purchase for $100, or the Exercise Price, a fraction (1/1000th) of one share of our Series A Participating Preferred Stock, which has similar economic terms as one share of our common stock. If an acquiring person, or an Acquiring Person, acquires more than 15% of the shares of our common stock, then each holder of a Right (except that Acquiring Person) will be entitled to buy at the Exercise Price, a number of shares of our common stock which has a market value of twice the Exercise Price. Any time after the date an Acquiring Person obtains more than 15% of the shares of our common stock and before that Acquiring Person acquires more than 50% of our outstanding shares of common stock, we may exchange each Right owned by all other Rights holders, in whole or in part, for one share of our common stock. The Rights expire on the earliest of (i) August 14, 2019 or (ii) the redemption of the Rights by us or (iii) the exchange of the Rights as described above. We can redeem the Rights at any time on or prior to the earlier of the tenth business day following the public announcement that a person has acquired ownership of 15% of more of the shares of our common stock, or August 14, 2019. The terms of the Rights and the Agreement may be amended to make changes that do not adversely affect the rights of the Rights holders (other than the Acquiring Person). The Rights do not have any voting rights. The Rights have the benefit of certain customary anti-dilution protections.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each to be entered into between us and the trustee named in the indenture and dated as of a date on or prior to the issuance of the debt securities to which it relates. Each indenture will be subject to the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. Our debt securities may be convertible or exchangeable into any of our equity or other debt securities. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

Our statements below relating to the debt securities and the indenture are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The indenture does not limit the amount of debt securities which may be issued. The debt securities may be issued in one or more series. The debt securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Any such debt securities will be described in an accompanying prospectus supplement.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•

if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•

the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•

if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•

if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•

if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Covenants

Under the terms of the indenture, we covenant, among other things:

•	that we will duly and punctually pay the principal of and interest, if any, on the offered debt securities in accordance with the terms of such debt securities and the applicable indenture;

•

that so long as any offered debt securities are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and holders of the offered debt securities all quarterly and annual financial information required to be furnished or filed with the SEC pursuant to Section 13 and 15(d) of the Exchange Act, and with respect to the annual consolidated financial statements only, a report thereon by our independent auditors;

•

that we will deliver to the trustee after the end of each fiscal year a compliance certificate as to whether we have kept, observed, performed and fulfilled our obligations and each and every covenant contained under the applicable indenture;

•	that we will deliver to the trustee written notice of any event of default, with the exception of any payment default that has not given rise to a right of acceleration under the indenture;

•

that we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, which may affect the covenants or the performance of the indenture or the offered debt securities;

•

that we will do or cause to be done everything necessary to preserve and keep in full force and effect our corporate existence and the corporate, partnership or other existence of certain of our subsidiaries whose preservation is determined to be desirable by our board of directors and material to the holders;

•	that we will, and we will cause each of our subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings;

•

that in the event we are required to pay additional interest to holders of our debt securities, we will provide notice to the trustee, and where applicable, the paying agent, of our obligation to pay such additional interest prior to the date on which any such additional interest is scheduled to be paid; and

•	that we will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the indenture.

Any series of offered debt securities may have covenants in addition to or differing from those included in the indenture or any applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

•	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

•

reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

•	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

•

waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

•	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

•	makes any change with respect to holders’ rights to receive principal and interest, certain modifications affecting shareholders or certain currency-related issues; or

•	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•

default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•

the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

The Depository Trust Company, or DTC, is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the U.S Securities and Exchange Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation’s or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries – either directly or through correspondent relationships.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the SEC.

The 2009 DTCC Board of Directors is composed of 18 directors serving one-year terms. Fourteen directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions. Two directors are designated by DTCC’s preferred shareholders, NYSE Euronext and FINRA, and the remaining two are the chairman and chief executive officer and the president and chief operating officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

The information in this section concerning DTC, DTCC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee	$	*
Blue sky fees and expenses	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Rating agency fees	$	*
Accounting fees and expenses	$	*
Indenture trustee fees and experts	$	*
Transfer agent and registrar	$	*
Miscellaneous	$	*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.

EXPERTS

The consolidated financial statements of Aegean Marine Petroleum Network Inc. and its subsidiaries incorporated by reference in this prospectus from the Company’s Annual Report on Form 20-F and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte. Hadjipavlou Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of the registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our filings are also available on our website at http://www.ampni.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•

our Annual Report on Form 20-F for the year ended December 31, 2008, filed with the SEC on April 22, 2009, which contains audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	our Current Report on Form 6-K, filed with the SEC on May 4, 2009, containing our press release announcing that we had taken delivery of a double hull bunkering tanker;

•	our Current Report on Form 6-K, filed with the SEC on May 12, 2009, containing our press release announcing that we had entered into an agreement to sell two of our specialty tankers;

•	our Current Report on Form 6-K, filed with the SEC on June 2, 2009, containing our press release announcing that we had taken delivery of a double hull barge;

•	our Current Report on Form 6-K, filed with the SEC on August 26, 2009, containing our press release announcing that we had taken delivery of a double hull bunkering tanker;

•	our Current Report on Form 6-K, filed with the SEC on August 26, 2009, containing our press release announcing that we had commenced operations in Tanger-Med, Morocco;

•	our Current Report on Form 6-K, filed with the SEC on September 15, 2009, containing our press release announcing that we had taken delivery of a double hull bunkering tanker;

•

our Current Report on Form 6-K, filed with the SEC on September 24, 2009, containing our press release announcing that we had entered into a $50 million senior secured revolving credit facility, guarantee, and letter of credit;

•	our Current Report on Form 6-K, filed with the SEC on October 19, 2009, containing our press release announcing that we had taken delivery of a double hull bunkering tanker;

•

our Current Report on Form 6-K/A, filed with the SEC on November 12, 2009, containing the amended Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim condensed consolidated financial statements and related information and data of the Company as of and for the period ended June 30, 2009;

•

our Current Report on Form 6-K, filed with the SEC on November 12, 2009, containing our press release announcing our third quarter 2009 financial results and enclosing our interim unaudited consolidated financial statements, with the exception of the comments of E. Nikolas Tavlarios contained in the fifth paragraph of the section of the press release entitled “Third Quarter Year-to-Date Highlights,” the comments of Spyros Gianniotis contained in the sixth paragraph of the section of the press release entitled “Liquidity and Capital Resources,” the section of the press release entitled “Third Quarter 2009 Dividend Announcement,” and the section of the press release entitled “Conference Call and Webcast Information”;

•	Our Current Report on Form 6-K, filed with the SEC on December 3, 2009, containing our press release announcing that we had taken delivery of a double hull bunkering tanker; and

•	our Form 8-A12B, filed with the SEC on August 14, 2009, registering our Series A Preferred Stock Purchase Rights under Section 12(b) of the Exchange Act.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain current reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Aegean Marine Petroleum Network Inc.

42 Hatzikyriakou Avenue

185 38 Piraeus

Athens, Greece

011 30 (210) 458-6200

Attn: Corporate Secretary

Information Provided by the Company

We will furnish holders of shares of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the New York Stock Exchange, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

3,906,000 shares

Common Stock

PROSPECTUS SUPPLEMENT

January     , 2010

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